Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 3, 2022

Registration Statement No. 333-261801-02

*Full Pricing Details* $1,472mm+ GM Financial Automobile Leasing Trust (GMALT) 2022-2 (ext)

Issuer: GM Financial Automobile Leasing Trust

Lead Managers: BMO (Str.), Deutsche Bank, Lloyds, and Mizuho

Co-Managers: BofA, CA, Scotia and WF

Selling Group: Siebert Williams

Anticipated Capital Structure:
CL	AMT(MM)	WAL^	S/F	L.FNL	BENCH	Sprd	Yld (%)	CPN (%)	Price

A-1	$216.290	0.31	A-1+/F1+	05/23	ICRV	+50	1.527	1.527	100.00000
A-2	$535.980	1.18	AAA/AAA	10/24	ICRV	+71	2.952	2.930	99.99523
A-3	$424.320	1.95	AAA/AAA	06/25	ICRV	+71	3.450	3.420	99.98957
A-4	$121.420	2.29	AAA/AAA	05/26	ICRV	+75	3.575	3.540	99.98077
B	$69.620	2.45	AA/AA	05/26	ICRV	+120	4.055	4.020	99.99708
C	$64.820	2.56	A/A	05/26	ICRV	+150	4.375	4.330	99.98606
D	$40.010	2.66	<RETAINED>

^ WAL to a 100% PPC to Maturity

-Deal Summary-
Deal Size:	$1,472.46mm
Offered Size:	$1,432.45mm
Exp. Settle:	05/11/2022
Offering Format:	SEC Registered
First Pay Date:	6/21/2022
ERISA:	Yes
US RR Compliance:	Yes
EU RR Compliance:	No
Exp. Ratings:	S&P/Fitch
Min Denoms:	A-D $1k x $1k
BBG Ticker:	GMALT 2022-2
B&D:	BMO

Available Information:

*	Preliminary Offering Memorandum, Ratings FWP, and CDI: Attached
*	Intexnet: Deal Name: bmoibgmalt2202_upsize, Password: X2A3

Class	CUSIP
A-1	36266F AA7
A-2	36266F AB5
A-3	36266F AC3
A-4	36266F AD1
B	36266F AE9
C	36266F AF6
D	36266F AG4

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from BMO Capital Markets Corp. by calling 1-866-864-7760.